Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Offering Statement on Form S-4/A of our report dated March 17, 2023, relating to the consolidated financial statements of HWH International Inc. and Subsidiaries as of and for the years ended December 31, 2022 and December 31, 2021. Our opinion also included an emphasis of matter paragraph relating to the restatement of the 2021 consolidated financial statements. We also consent to the reference to our firm under the heading “Experts” appearing therein.

Grassi & Co., CPAs, P.C.

Jericho, New York

May 22, 2023